Exhibit 10.2 (b)
June 1, 2010
Fall River Capital
11740 N. Port Washington Road
P.O. Box 40
Mequeon, WI 53092
Attention: Mr. Charlie Wright

Re:	Management Agreement Renewals
Dear Mr. Wright:
We are writing with respect to your management agreements concerning the commodity pools to which reference is made below (the “Management Agreements”). We are extending the term of the Management Agreements through June 30, 2011 and all other provisions of the Management Agreements will remain unchanged.
•	CTA Capital LLC

•	Emerging CTA Portfolio L.P.
Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Ms. Jennifer Magro at the address above or fax to 212-793-1986. If you have any questions I can be reached at 212-559-5046.
Very truly yours,
CERES MANAGED FUTURES LLC

By:	/s/ Jennifer Magro Jennifer Magro
Chief Financial Officer & Director
FALL RIVER CAPITAL

By:	/s/ Robert Friedl
Print Name:	Robert Friedl
JM/sr